UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
	                     Washington, D.C.  20549

                   ---------------------------------------

	                           FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                           EXCHANGE ACT OF 1934.

                       Commission file number 1-13788

                            THOMAS NELSON, INC.
           (Exact name of Registrant as specified in its charter)

              501 Nelson Place, Nashville, TN  37214, (615) 889-9000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, Par Value $1.00 per share
                  Class B Common Stock, Par Value $1.00 per share
              (Title of each class of securities covered by this Form)

                                        None
              (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15 (d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a(1)(i)  [ X ]     Rule 12h-3(b)(1)(i)  [ X ]
           Rule 12g-4(a(1)(ii) [   ]     Rule 12h-3(b)(1)(ii) [   ]
           Rule 12g-4(a(2)(i)  [   ]     Rule 12h-3(b)(2)(i)  [   ]
           Rule 12g-4(a(2)(ii) [   ]     Rule 12h-3(b)(2)(ii) [   ]
                                         Rule 15d-6           [   ]


Approximate number of holders of record as of the certification or notice date:
                          One (1) holder of record.


Pursuant to the requirements of the Securities exchange Act of 1934, Thomas Nelson, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:	June 12, 2006                   By:    /s/ Joe L. Powers
                                          ------------------------------
                                      Name:      Joe L. Powers
                                      Title:     Executive Vice President,
                                                 Secretary and
                                                 Chief Financial Officer